                                                                    Exhibit 4.58


                             SHAREHOLDERS AGREEMENT

     THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of February 28, 2008, by and among YUCAIPA GLOBAL PARTNERSHIP FUND L.P., an exempted limited partnership organized under the laws of the Cayman Islands (the "Investor"), XINHUA FINANCE LIMITED, a company organized under the laws of the Cayman Islands ("XFL"), and XINHUA FINANCE MEDIA LIMITED, a company organized under the laws of the Cayman Islands (the "Company" and together with the Investor and XFL, the "Parties" and each individually sometimes referred to herein as a "Party").

                              W I T N E S S E T H:

     WHEREAS, the Company has created a new class of preferred shares designated as Series B Convertible Preferred Shares (the "Series B Preferred Shares") which are convertible into A Common Shares of the Company, par value US$0.001 per share ("A Common Shares");

     WHEREAS, pursuant to that certain Series B Convertible Shares Purchase Agreement, dated as of February 18, 2008 (the "Preferred Shares Purchase Agreement"), the Company is issuing certain Series B Preferred Shares to the Investor and may hereafter issue additional Series B Preferred Shares to the Investor as payment-in-kind dividends (collectively, the "Investor Preferred Shares");

     WHEREAS, the Investor Preferred Shares may from time to time be converted into A Common Shares (the "Investor Conversion Shares");

     WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of September 25, 2007 (the "Common Shares Purchase Agreement"), the Investor acquired certain Common Shares from certain shareholders of the Company (the "Purchased Common Shares" and, together with any Investor Conversion Shares, the "Investor Common Shares"); and

     WHEREAS, the Parties desire to enter into this Agreement to set forth certain rights and obligations among them (it being acknowledged that XFL and the Company are entering into this Agreement to induce the Investor to consummate the transactions contemplated by the Preferred Shares Purchase Agreement).

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     Section 1. Definitions and Interpretation.

     (a) Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Preferred Shares Purchase Agreement.

     "A Common Shares" has the meaning set forth in the Recitals above.

     "Action" means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.

     "Adjusted Outstanding Common Shares" means, as of any date, the number of Common Shares outstanding as of such date other than Common Shares issued after the date of the Preferred Share Purchase Agreement (unless such Common Shares constituted "New Securities" with respect to which the Investor (or its assignee) had the right to exercise pre-emptive rights pursuant to Section 5.7 of the Preferred Share Purchase Agreement).

     "Affiliate" shall mean with respect to any Person, any other Person that directly or indirectly, though one or more intermediaries, controls, is controlled by, or under common control with, the first mentioned Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliated Fund" means any investment fund sponsored or managed by The Yucaipa Companies LLC or an Affiliate.

     "Applicable Percentage" has the meaning set forth in Section 3(a).

     "B Common Shares" means the B Common Shares, par value US$0.001 per share, of the Company.

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Hong Kong are required or authorized by law or executive order to close.

     "Common Shares" means, collectively, the A Common Shares and the B Common Shares.

     "Common Shares Purchase Agreement" has the meaning set forth in the Recitals above.

     "Company" has the meaning set forth in the Preamble to this Agreement.

     "Competitor" means (i) any Person that is engaged in any business or organization in any jurisdiction in which the Company or any of its Subsidiaries sells products or provides services which, directly or indirectly, Competes (as hereinafter defined) with the Company or any of its Subsidiaries; and (ii) any Affiliates of a Person described in clause (i). A business or organization shall be deemed to "Compete" with the Company or a Subsidiary of the Company if such business or organization competes in a significant manner with the business of the Company or any of its Subsidiaries as such business is conducted as of the date hereof or at any time while this Agreement is in effect.

     "Control" shall mean, with respect to any Entity, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Entity or any of its Subsidiaries (whether through ownership of more than 50% of the voting power of voting securities of such Entity or any of the Subsidiaries, through the power to appoint a majority of the members of the board of directors or similar governing body of such Entity or any of its Subsidiaries, or through contractual arrangements or otherwise).

     "Elected Shares" has the meaning set forth in Section 3(b).

     "Election Notice" has the meaning set forth in Section 3(b).

     "Entity" means any corporation, partnership, limited liability company, joint venture, association, business trust or other entity.

     "Exempt Transfer" has the meaning set forth in Section 3(e).

     "Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational, as well as any applicable self regulatory body.

     "Hong Kong" means the Special Administrative Region of Hong Kong.

     "Investor" has the meaning set forth in the Preamble to this Agreement.

     "Investor Common Shares" has the meaning set forth in the Recitals above.

     "Investor Conversion Shares" has the meaning set forth in the Recitals above.

     "Investor Director" has the meaning set forth in Section 2(a).

     "Investor Preferred Shares" has the meaning set forth in the Recitals above.

     "NASDAQ" means the NASDAQ Global Market.

     "Notice of Sale" has the meaning set forth in Section 3(a).

     "Party" and "Parties" have the meanings set forth in the Preamble to this Agreement.

     "Person" shall mean any individual, Governmental Authority, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or other Entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Preferred Shares Purchase Agreement" has the meaning set forth in the Recitals above.

     "Purchased Common Shares" has the meaning set forth in the Recitals above.

     "Purchaser" has the meaning set forth in Section 3(a).

     "Series B Preferred Shares" has the meaning set forth in the Recitals above.

     "Subsidiary" means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Tag-Along Rights" has the meaning set forth in the introductory paragraph to Section 3.

     "Threshold Amount" has the meaning set forth in the introductory paragraph to Section 3.

     "Transfer" of a security means any sale, assignment, transfer, exchange, pledge, grant of a security or participation interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in such security.

     "XFL" has the meaning set forth in the Preamble to this Agreement.

     (b) Interpretation.

     (i) Headings. The headings to the Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     (ii) Usage. In this Agreement, unless the context requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the terms "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (iv) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (v) a reference to any Article, Section or Subsection shall be deemed to refer to the corresponding Article, Section, or Subsection of this Agreement.

     Section 2. Investor Board Representation. The Parties acknowledge that Mr. David Olson is presently serving as the representative of the Investor on the Board. For so long as the Investor continues to hold at least 50% of the Investor Preferred Shares originally issued to it at the Closing (or at least 50% of the Investor Conversion Shares into which the Investor Preferred Shares issued to the Investor at the Closing are convertible):

     (a) The Investor shall be entitled to continue to have Mr. Olson or another individual designated by the Investor and reasonably satisfactory to the Company (in either such case, the "Investor Director") serve as a member of Board;


     (b) At the request of the Investor, the Company shall take all actions within its control that are necessary to cause any such Investor Director to be reelected to the Board at the end of his or her term of office;

     (c) Upon the request of the Investor, the Company shall take all actions within its control that are necessary to remove the Investor Director from office and, if so requested by the Investor, to cause a replacement Investor Director to be appointed to fill the resulting vacancy; and

     (d) Subject to applicable Law, XFL agrees to vote all voting securities held by it in the Company from time to time and to take all other necessary actions within its control (whether in its capacity as shareholder or otherwise, including without limitation, causing its directors and officers to take all such necessary actions), in order to effect the appointment, election, reelection or removal as contemplated above of any Investor Director at the written direction of the Investor.

     Section 3. Tag-Along Rights. In the event of any proposed Transfer by XFL in a single transaction or series of related transactions of Common Shares representing twenty-five percent (25%) or more of the Common Shares held directly or indirectly by XFL at the time of Transfer (the "Threshold Amount"), other than in an Exempt Transfer, the Investor will have the tag-along rights (the "Tag-Along Rights") set forth below:

     (a) Notice of Sale. XFL shall deliver or cause to be delivered a written notice (the "Notice of Sale") to the Investor at least ten (10) Business Days prior to making any such Transfer. The Notice of Sale shall state (i) the number of Common Shares to be Transferred and the percentage that such Common Shares represent of all Common Shares then held by XFL (the "Applicable Percentage"),
(ii) XFL's bona fide intention to Transfer such Common Shares, (iii) the name and address of the prospective transferee (the "Purchaser"), (iv) the terms and conditions of the contemplated Transfer and (v) the expected closing date of the Transfer. If, subsequent to the date hereof, the Investor assigns any of its Tag-Along Rights to an Affiliate or an Affiliated Fund in accordance with this Agreement, any notice to the Investor pursuant to this Section 3(a) shall be deemed to also have been duly delivered to such Affiliate or Affiliated Fund.

     (b) Participation Procedures. By written notice (an "Election Notice") given by the Investor to the Company and XFL within ten (10) Business Days after receipt of such Notice of Sale, the Investor may elect to include in such proposed Transfer up to the Applicable Percentage of any Investor Preferred Shares then held by the Investor and/or up to the Applicable Percentage of any Investor Common Shares then held by it. Promptly after the receipt of such Election Notice, XFL shall use its reasonable best efforts to cause the Purchaser to amend its offer so as to provide for the Purchaser's purchase, upon the same terms and conditions as those contained in the Notice of Sale, of all of the Investor Preferred Shares and Investor Common Shares (the "Elected Shares") in such Election Notice elected to be sold. In the event that the Purchaser is unwilling to amend its offer to purchase all of the Elected Shares in addition to or in substitution for some or all of the Common Shares described in the related Notice of Sale, XFL shall not enter into such proposed transaction. For the purpose of determining the terms and conditions on which any Investor Preferred Shares are to be sold to the Purchaser hereunder, each Investor Preferred Share shall be deemed to be equivalent to the number of A Common Shares into which such Investor Preferred Share is then convertible pursuant to Article 4 of the Authorizing Resolution (without taking into account any limitations on such conversion set forth in Section 4.1 of the Authorizing Resolution).

     (c) Single Closing; Conversion of Series B Preferred Shares. All Common Shares and Series B Preferred Shares to be Transferred by XFL and the Investor with respect to a single Notice of Sale shall be Transferred to the Purchaser in a single closing on the terms and conditions described in such Notice of Sale. If the Purchaser desires to purchase the Common Shares into which any Investor Preferred Shares included in the Elected Shares would be convertible at the time of such Transfer but for the limitations on such conversion set forth in Section
4.1 of the Authorizing Resolution, the Company agrees to waive such limitations and to permit such Investor Preferred Shares to be converted into such Common Shares in connection with such Transfer.

     (d) Company's Obligation not to Register Non-Complying Transfers. The Company agrees not to register any Transfer of Common Shares by XFL to which the Investor's Tag-Along Rights apply unless XFL is in full compliance with the applicable provisions of this Agreement.

     (e) Exempt Transfers. The Investor's Tag-Along Rights shall not apply to:
(i) any sale by XFL of Common Shares in a registered public offering or in brokerage transactions on NASDAQ or in a block sale to a party acting as a market maker or an investment banking firm acting as underwriter, (ii) any Transfer by XFL of Common Shares to an Affiliate of XFL so long as such Affiliate agrees in writing to be bound by this Agreement with respect to the Transferred Common Shares or (iii) any Transfer by XFL in a transaction or series of transactions (including a reorganization) where XFL and its Affiliates retain Control (whether directly or indirectly) over the Company following such transaction or series of transactions (in any such case, an "Exempt Transfer"). In the event of any such Exempt Transfer of Common Shares to an Affiliate of XFL, or any other transferee pursuant to clause (iii), any holdings or Transfers of Common Shares by such Affiliate or transferee shall be aggregated with the holdings and Transfers of Common Shares by XFL for the purpose of determining whether the Threshold Amount has been exceeded.

     Section 4. Miscellaneous.

     (a) Notices. All notices, requests, demands and other communications to any Party or given under this Agreement shall be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the Parties at the address or telecopy number specified for such Parties below (or at such other address or telecopy number as may be specified by a Party in writing given at least five (5) business days prior thereto). All notices, requests, demands and other communications shall be deemed delivered when actually received:

     (i)   If to the Company, at:

           Xinhua Finance Media Limited Suite 2003-5
           Vicwood Plaza
           199 Des Voeux Road
           Central, Hong Kong
           Facsimile: +852.2541.8266
           Attention: General Counsel

           With a copy to:

           Latham & Watkins LLP
           41st Floor, One Exchange Square
           8 Connaught Place, Central
           Hong Kong
           Fax: +852.2522.7006
           Attn: David T. Zhang


     (ii)  If to XFL, at:

           Xinhua Finance Limited
           2003-5 Vicwood Plaza, 199 Des Voeux Rd.
           Central
           Hong Kong
           Tel. +852-3196-3939
           Fax +852-2541-8266
           Attn: General Counsel

     (iii) If to the Investor, at:

           Yucaipa Global Partnership Fund L.P.
           9130 W. Sunset Boulevard
           Los Angeles, CA 90069
           Fax: +1.310.789.1791
           Attn: Robert P. Bermingham, General Counsel

           With a copy to:

           Sidley Austin LLP
           787 Seventh Avenue
           New York, NY 10019
           Fax: +1.212.839.5599

           Attn: Michael H. Yanowitch

     (b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different Parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     (c) Modification or Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by all of the Parties.

     (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the Parties hereto. This Agreement shall not be assignable by a Party without the prior written consent of the other Parties; provided, however, that the Investor shall be entitled to assign, without the consent of XFL and the Company, (i) its rights hereunder in whole or in part to an Affiliate or an Affiliated Fund in connection with a Transfer of some or all of the Investor Common Shares or the Investor Preferred Shares to such Affiliate or Affiliated Fund (provided that such transferee shall first agree in writing to be bound by the terms hereof); and (ii) the Tag-Along Rights granted to it under Section 3 of this Agreement to a transferee of Series B Preferred Shares held by the Investor (provided that (x) such Transfer involves the Transfer to such transferee of all the Series B Preferred Shares issued to the Investor other than any such Series B Shares previously Transferred by the Investor pursuant to
Section 3 and (y) such transferee shall first agree in writing to be bound by the terms hereof), in which case such transferee shall be deemed to be the "Investor" for the purposes of this Agreement (other than Section 2). Any purported assignment of rights or obligations in violation of this Section 4(d) shall be null and void and shall not be recognized by the Company.

     (e) Termination of Tag-Along Rights. The Tag-Along Rights shall automatically terminate (i) in the case of the Investor (or any transferee that is an Affiliate or Affiliated Fund), if the aggregate of (x) the number of Investor Common Shares held by the Investor and its Affiliates and Affiliated Funds as a group and (y) any Investor Common Shares issuable upon conversion of any Investor Preferred Shares held by the Investor and its Affiliates and Affiliated Funds as a group represents less than five percent (5%) of the Adjusted Outstanding Common Shares and (ii) in the case of any transferee to which Tag-Along Rights have been assigned pursuant to clause (ii) of Section 4(d), if the number of Investor Conversion Shares held by or issuable upon conversion of any Investor Preferred Shares held by such transferee represents less than five percent (5%) of the Adjusted Outstanding Common Shares.

     (f) Governing Law. This Agreement, except for Section 2, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.
Section 2 of this Agreement and all claims, disputes and matters arising thereunder or related thereto, shall be governed by, and construed in accordance with, the laws of the Cayman Islands applicable to contracts executed in and to be performed entirely within the Cayman Islands, without reference to conflicts of laws provisions.

     (g) Waiver of Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     (h) Integration. This Agreement, together with the Preferred Shares Purchase Agreement, contains and constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the Parties hereto.

     (i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     (j) Interpretation. As used in this Agreement, references to the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term "including" shall mean "including, without limitation." The headings in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (k) Ambiguities. This Agreement was negotiated between legal counsel for the Parties and any ambiguity in this Agreement shall not be construed against the Party who drafted this Agreement.

     (l) No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than the Company, XFL and the Investor, and no Person may assert any rights as third-party beneficiary hereunder.

     (m) No Waiver; Remedies. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

     (n) Submission to Jurisdiction. Each Party hereby consents to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the borough of Manhattan with respect to any Action brought to enforce any provision of this Agreement or to determine the rights of any Party hereto.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.


                    COMPANY:            XINHUA FINANCE MEDIA LIMITED

                                        By:      /s/ Andrew Chang
                                                 -------------------------------
                                        Name:    Andrew Chang
                                                 -------------------------------
                                        Title:   /s/ Chief Financial Officer
                                                 -------------------------------


                    XFL:                XINHUA FINANCE LIMITED

                                        By:      /s/ Fredy Bush
                                                 -------------------------------
                                        Name:    Fredy Bush
                                                 -------------------------------
                                        Title:   Chief Executive Officer
                                                 -------------------------------


                    INVESTOR:           YUCAIPA GLOBAL PARTNERSHIP FUND L.P.
                                        By YGOF GP Ltd., its General Partner

                                        By:      /s/ Robert P. Bermingham
                                                 -------------------------------
                                        Name:    Robert P. Bermingham
                                                 -------------------------------
                                        Title:   Vice President
                                                 -------------------------------


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